                                                                  EXHIBIT 99.1

                                [EPIMMUNE LOGO]

              5820 Nancy Ridge Drive, San Diego, California 92121
                   Phone: (858) 860-2500  Fax: (858) 860-2600

FOR FURTHER INFORMATION


AT EPIMMUNE:        AT FRB | WEBER SHANDWICK:
Robert De Vaere     Kristen McNally               Tricia Ross
VP, Finance &       General Information           Investor/Analyst Information
Admin.& CFO         (310) 407-6548                (310) 407-6540
(858) 860-2500      kmcnally@webershandwick.com   tross@webershandwick.com

FOR IMMEDIATE RELEASE
SEPTEMBER 18, 2003

               EPIMMUNE ANNOUNCES COMPLETION OF PRIVATE PLACEMENT

SAN DIEGO, SEPTEMBER 18, 2003 - EPIMMUNE INC. (NASDAQ: EPMN) today announced that it had completed a private placement of common stock and warrants to selected institutional and accredited investors, including current shareholders.

The Company sold 2,168,961 shares of common stock and warrants to purchase up to 542,238 shares of common stock, for a total of $4.05 million. The purchase price of each security, which is the combination of one share of common stock and 25% of a warrant, was priced at the market value of $1.86725 which is the sum of the average of the closing bid price of Epimmune common stock as quoted on the Nasdaq National Market for the five days up to and including September 17, 2003, and $0.03125, the imputed value of 25% of a warrant. Each warrant has an exercise price equal to 125% of $1.86725 or $2.33406. Jefferies & Company, Inc. acted as exclusive financial advisor to and sole placement agent for Epimmune.

The common stock and the warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration. The Company intends to use substantially all of the net proceeds from the transaction for conducting clinical trials, for working capital and other general corporate purposes.

ABOUT EPIMMUNE INC.

Epimmune Inc., based in San Diego, is focused on the development of pharmaceutical products using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single drug candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic drug candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company's preventative drug candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate


      FRB | Weber Shandwick serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and is receiving compensation therefor. The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.

Epimmune Inc.
Page 2 of 2

undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response. For more information on Epimmune, visit www.epimmune.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect management's current views of future events, including use of proceeds from the private placement. Actual results may differ materially from the above forward-looking statements due to a number of important factors such as Epimmune's ongoing clinical trials may take longer and cost more than expected and that even with the financing, the Company may not have sufficient funds to execute its business plan beyond 2004. These factors are more fully discussed in the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2002, the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2003 and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

                                      # # #